Exhibit 5.1

OPINION AND CONSENT OF DISCLOSURE LAW GROUP

January 15, 2021

Charlie’s Holdings, Inc.
1007 Brioso Drive
Costa Mesa, CA 92627

Re:	Registration Statement on Form S-8 for Charlie’s Holdings, Inc.

Ladies and Gentlemen:

 We have acted as counsel to Charlie’s Holdings, Inc., a Nevada corporation, formerly True Drinks Holdings, Inc. (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 1,207,254,205 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share, which Plan Shares consists of (i) 100,000,000 shares of Common Stock issuable under the Company’s 2013 Stock Incentive Plan and (ii) 1,107,254,205 of Common Stock issuable under the Company’s 2019 Omnibus Equity Incentive Plan (together with the 2013 Stock Incentive Plan, the “Plans”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plans and, with respect to the Plan Shares, when and to the extent issued in accordance with the terms of any award agreement entered into under the Plans, the Plan Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation